Exhibit 99.1
Three-Five Systems Reaches Key Settlements, Preparing To Exit Bankruptcy
Awaiting Bankruptcy Court Approval and Confirmation of Plan
SCOTTSDALE, Ariz., June 20, 2006 /PRNewswire/ — Three-Five Systems, Inc. (“TFSIQ”) has reached a settlement agreement with TFS Electronic Manufacturing Systems, Inc. (“EMS”), and the Official Committee of Unsecured Creditors in the bankruptcy case of EMS (the “UCC”) and CGNSW-Willows, Inc. (“Willows”). The Settlement Agreement awaits approval by the bankruptcy court.
The settlement with the UCC resolves a lawsuit filed by the UCC in the EMS Chapter 11. Under the settlement, the first $3,125,000 will go to creditors other than TFSIQ, and approximately $2,150,000 from EMS will go to TFSIQ as well as the net recovery of proceeds from the pending lawsuit against Topsearch Printed Circuits Ltd. and Avocent Corporation. The exact amount payable to TFSIQ will be determined through the EMS bankruptcy proceeding.
The settlement with Willows resolves outstanding issues relating to the amount of Willow’s claim against TFSIQ. Willows’ request that the Court dismiss TFSIQ’s Chapter 11 proceeding has been eliminated.
On June 13, 2006, TFSIQ presented the Settlement Agreement to the Court and the Court began the confirmation hearing on TFSIQ’s bankruptcy plan (the “Plan”). The Plan had drawn objections from Willows, the UCC, the SEC, the US Trustee, and the Official Committee of Equity Holders.
Shareholders of TFSIQ, who sent ballots, voted over 99.9% of voted shares to accept the Plan for TFSIQ, prior to the Settlement Agreement. As a result of the Settlement Agreement and modifications to the Plan, the objections of all parties except the Committee of Equity Holders have been fully resolved.
The Court has set a June 30, 2006 deadline for objections to the Settlement Agreement and a July 7, 2006 hearing date to approve the Settlement Agreement.
If the Settlement Agreement is approved, TFSIQ anticipates that the Court will enter an order confirming the Plan no later than July 12, 2006, with an expected effective date of July 24, 2006.
Additional information regarding TFSIQ’s bankruptcy case, as well as a copy of the Plan, can be found at http://www.cptgroup.com/cases/caseDetail.asp?caseSysID=66.
This press release contains forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of various risks and uncertainties, including, but not limited to, the following: the ability of TFSIQ to continue as a going concern; the ability of TFSIQ to maintain sufficient debtor-in-possession financing to fund its operations and the expenses of the Chapter 11 process; the outcome and timing of TFSIQ’s efforts to restructure and/or sell certain of its assets, including the ability of TFSIQ to execute and close any definitive agreement; TFSIQ’s ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the ability of TFSIQ to develop, prosecute, confirm and consummate a plan of reorganization with respect to the Chapter 11 proceeding; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for TFSIQ to propose and confirm a plan of reorganization, to appoint a Chapter 11 trustee or to convert the case to a Chapter 7 proceeding; the ability of TFSIQ to obtain and maintain normal terms with its vendors and dealers; TFSIQ’s ability to maintain contracts that are critical to its operations; the potential adverse impact of the Chapter 11 proceeding on TFSIQ’s liquidity or results of operations; the ability of TFSIQ to fund and execute its business plan; the ability of TFSIQ to attract, motivate and/or retain key executives and employees; the ability of TFSIQ to attract and retain customers; risks and uncertainties relating to market acceptance of TFSIQ’s products; competition; as well as those risks and uncertainties discussed in TFSIQ’s periodic reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company undertakes no obligation to publish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law.
SOURCE: Three-Five Systems, Inc.
06/20/2006
CONTACT: Carl Young +1-212-207-4710
Web site: http://www.tfsc.com